EXHIBIT B4e

RETIREMENT SECURITY
RIDER (RSR)	COUNTRY Investors Life Assurance Company
1701 N. Towanda Avenue, PO Box 2000
Bloomington, IL 61702-2000

This Rider forms a part of the Contract to which it is attached and is effective upon issuance. In the case of a conflict with any provision of the Contract, the provisions of this Rider will control. This Rider’s provisions will remain part of the Contract until terminated in accordance with the provisions below. Terms not defined in this Rider have the same meaning given to them in the Contract.

This Rider provides the choice of one of the following two benefits. Upon election of this Rider, one benefit will need to be chosen on the application. Prior to the GMAB Maturity Date You have the option of changing from one benefit to the other. You can change back at any time prior to the GMAB Maturity Date. During the 60 days immediately before the GMAB Maturity Date, You may change the benefit You selected under the Rider one final time. That selection cannot be changed.

GUARANTEED MINIMUM INCOME BENEFIT (GMIB)

This Benefit guarantees that the monthly payments provided under the eligible fixed lifetime settlement options will be the greater of:

1.	the Accumulated Value applied to the then current settlement option factors; and

2.	the Income Base applied to the guaranteed settlement option factors.

This Benefit is available when the Age of all Owners and the Annuitant on the Contract Date is less than 76. If the Owner is a non-natural person then the Annuitant will be considered the Owner for the GMIB Payment purposes. If Joint Owners are named, the age of the oldest will be used to determine the Income Base and the GMIB Payment.

The settlement option election must be exercised after the GMAB Maturity Date. The only settlement options that may be elected are Fixed Settlement Option 3 (Lifetime Payment Option) and Fixed Settlement Option 5 (Joint Lifetime Payment Option).

Income Base

On the Contract Date the Income Base is equal to Your initial premium payment. After the Contract Date, the Income Base will equal:

1.	The sum total of each premium payment, accumulated from the date the premium payment is made at a daily rate equivalent to the GMIB Rate compounded annually; less

2.	The sum total of each Partial Withdrawal Reduction accumulated from the date of withdrawal at a daily rate equivalent to the GMIB Rate compounded annually.

The GMIB Annual Rate is shown on the Contract Specifications for Contract Years through the Policy Anniversary immediately preceding age 86. After that date it is 0%.

GUARANTEED MINIMUM ACCUMULATION BENEFIT (GMAB)

This Benefit guarantees that the Accumulated Value on the GMAB Maturity Date shown in the Contract Specifications will not be less than the Guaranteed Accumulation Amount. If your Accumulated Value on the GMAB Maturity Date is less than the Guaranteed Accumulation Amount, we will apply an additional amount, called the Guaranteed Accumulation Payment, to increase your Accumulated Value to equal the Guaranteed Accumulation Amount.

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1.	Guaranteed Accumulation Amount

On the Contract Date, the Guaranteed Accumulation Amount is set equal to your initial Premium Payment. After the Contract Date, the Guaranteed Accumulation Amount will equal:

a.	The sum total of each Premium Payment received during the GMAB Eligibility Period shown on the Contract Specifications accumulated from the date the Premium Payment is made, at the GMAB Annual Rate, if any, shown on the Contract Specifications, less

b.	The sum total of each Partial Withdrawal Reduction accumulated at the GMAB Annual Rate from the date of withdrawal.

Premium Payments made after the GMAB Eligibility Period will not increase the Guaranteed Accumulation Amount.

The Guaranteed Accumulation Amount will not exceed the Maximum Guaranteed Accumulation Amount shown on the Contract Specifications at any time, unless we agree otherwise.

2.	Guaranteed Accumulation Payment

At the GMAB Maturity Date, after the deduction of the Annual Deduction, a comparison will be made between the Accumulated Value and the Guaranteed Accumulation Amount.

If the Accumulated Value is less than the Guaranteed Accumulation Amount, the Company will credit a Guaranteed Accumulation Payment to your Accumulated Value in the amount equal to:

a.	The Guaranteed Accumulation Amount as of the GMAB Maturity Date, less

b.	The Accumulated Value as of the GMAB Maturity Date, after the deduction of the Annual Deduction.

The Guaranteed Accumulation Payment will be added to your Accumulated Value on the GMAB Maturity Date. This addition will result in the crediting of Subaccount Units to the Subaccounts according to the Model Allocation.

On the GMAB Maturity Date, the Rider will be terminated and We will no longer deduct the Annual Deduction.

If the Accumulated Value is greater than the Guaranteed Accumulation Amount on the GMAB Maturity Date, then there will be no payable Guaranteed Accumulation Payment, the Rider will be terminated and We will no longer deduct the Annual Deduction.

If the Accumulated Value reduces to zero for any reason other than a full withdrawal or application of the entire Accumulated Value to a Settlement Option, the Contract may be continued through the GMAB Maturity Date at which time We will credit any applicable Guaranteed Accumulation Payment, and the Rider will be terminated.

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GENERAL PROVISIONS

The following provisions apply to both benefits:

1.	Annual Deductions

The annual deduction for this Rider will be deducted from your Accumulated Value on each Contract Anniversary. The current annual deduction rate will be determined by Us. The current annual deduction rate as of the Contract Date is shown on the Contract Specifications. It will never exceed 0.75% of the Accumulated Value.

The annual deduction will be deducted from your Accumulated Value, resulting in the cancellation of Subaccount Units from the applicable Subaccounts.

2.	Investment Limitations

While this Rider is inforce, premiums will be required to be allocated to the Model Allocation, as shown in the Contract Specifications. You may not transfer Accumulated Value while this Rider is in force. If you do, the Rider will terminate without value.

If the Model Allocation changes, You will be notified of the model allocation change and given the opportunity to opt out of the new allocation. If within 30 days of such notice You do not instruct us to opt out of the new allocation, the new model allocation will be applied to Your Contract. If within such 30 day period You request to opt out of the new allocation, we will honor your instructions and the Rider will terminate without value.

While this Rider is in force, we will automatically transfer Your Accumulated Value under the Contract among the Subaccounts according to the Model Allocation on an annual basis.

Any partial withdrawal will be deducted from your Accumulated Value, resulting in the cancellation of Subaccount Units from the applicable Subaccounts.

3.	Partial Withdrawal Reduction

Partial Withdrawal Reduction is equal to “a” times “b” divided by “c” where:

“a” is the Income Base if the GMIB is chosen or the Guaranteed Accumulation Amount if the GMAB is chosen immediately prior to withdrawal;

“b” is the amount of the partial withdrawal; and

“c” is the Accumulated Value immediately prior to withdrawal.

The Partial Withdrawal Reduction represents a reduction in either the Income Base for the GMIB or the Guaranteed Accumulation Amount for the GMAB that is proportional to the reduction in Accumulated Value resulting from the corresponding partial withdrawal.

4.	Partial Annuitization

You may choose to elect a partial annuitization. If the Income Base is less than the AV, the Partial Withdrawal Reduction will be applied, treating the amount annuitized as the Partial Withdrawal. If the Income Base is greater than the AV, the Income Base will be reduced by the amount annuitized. The Accumulated Value will be reduced by the same proportion that the Income Base was reduced.

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5.	Spousal Continuation

If the surviving spouse continues the Contract under the spousal continuation provisions of the Contract, and this Rider is in effect at the time of the continuation, then the same terms and conditions that applied to the Owner under this Rider will continue to apply to the surviving spouse. The GMAB Maturity Date will remain the same.

6.	Termination

This Rider will terminate upon the earliest of:

a.	The date the amount of the Income Base is equal to zero if that date is after the GMAB Maturity Date;

b.	The date you make a full withdrawal of your Accumulated Value;

c.	The date you apply all of your Accumulated Value to a Settlement option;

d.	Death of the Owner or Joint Owner (or Annuitant if the Owner is a non-natural person) unless the Beneficiary is the spouse of the Owner (or the Joint Owner) and such Beneficiary elects to continue the contract; and

e.	termination of the contract.

7.	Effective Date

The effective date of this Rider is the Contract Date. This Rider may be added only on the Contract Date. Once the Rider is in force on this contract, You may not remove it.

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